EXHIBIT 10.21

June __, 2018

INmune Bio Inc.

1224 Prospect Street, suite 150

La Jolla, California

Reference is made to the offering (the “Offering”) of up to 500 Units of Common Stock by INmune Bio Inc. (the ‘Company”) with each Unit consisting of 6,667 shares of the common Stock (the “Common Stock”).

In connection with the Company’s planned public offering of its common stock, the placement agent is requesting that the current owners of the Company’s common stock enter into a lockup agreement with respect to the Company’s securities owned by them. As result the Company believes that it is in the best interest of the Company and its shareholders to obtain a waiver of your registration rights with respect to the common stock purchase by you in the Offering.

The undersigned is the owner of shares of the Company’s Common Stock purchased in the Offering In order to enable the Company to proceed with the public offering of its common stock, the Undersigned hereby waives any registration rights pursuant to which the undersigned could require the Company to register any shares of Common Stock owned by the undersigned. The Undersigned further waives any penalties that may be due to the Company because the undersigned’s shares of the company’s common stock were not registered and hereby confirms that no cash or other payments are due to the undersigned as a result of the Company’s not registering the undersigned’s shares of Common Stock.

Very truly yours,

Signature:

Name: